Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo Director, Corporate Communications & Investor Relations 201-818-5537 direct spietropaolo@alteon.com

ALTEON ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2005

Parsippany, New Jersey, May 10, 2005 – Alteon Inc. (AMEX: ALT) announced today a net loss of $4,642,299 for the three months ended March 31, 2005. This compares to a net loss of $3,734,993 for the same period in 2004. The net loss applicable to common stockholders, which includes a non-cash preferred stock dividend, was $5,713,877 or $0.10 per basic/diluted share for the three months ended March 31, 2005, as compared to $4,730,846 or $0.12 per basic/diluted share for the same period in 2004.

Research and development expenses were $3,641,100 for the three months ended March 31, 2005 as compared to $2,684,135 for the three months ended March 31, 2004. This is an increase of $956,965 or 35.7%, which is primarily attributed to higher clinical costs and personnel and personnel-related expenses associated with our Phase 2b trial of alagebrium for the treatment of systolic hypertension, known as SPECTRA, and increased preclinical expenses related to additional toxicity studies. General and administrative expenses were $1,100,348 for the three months ended March 31, 2005 as compared to $1,140,045 for the three months ended March 31, 2004. Although general and administrative expenses remained relatively flat, 2005 includes approximately $200,000 in Sarbanes-Oxley compliance fees offset by lower business development and patent fees. Cash and cash equivalents at March 31, 2005, totaled $15.4 million.

Separately, Alteon announced that Elizabeth O’Dell, Vice President of Finance, has announced her intention to retire effective May 18, 2005. Ms. O’Dell joined Alteon in February 1992 as Controller and became Vice President of Finance in October 1993. “Liz has been a valued associate for 13 years,” said Kenneth I. Moch, President and Chief Executive Officer. “She has helped manage the company through the many complex cycles of a biotechnology firm. We will indeed miss her skills, but more than that we will miss her consistency and strength of character. We wish her well.”

Alteon also announced that Mary Phelan, Director of Finance and Financial Reporting, will serve as the Company’s Principal Accounting Officer. Ms. Phelan joined Alteon in July 2000 as Assistant Controller, and has served as Controller since October 2003. She is a CPA who has held several accounting positions, including Senior Accountant at KPMG, LLP.

Alteon will hold an investor update conference call tomorrow, Wednesday, May 11, 2005, at 4:00 p.m. ET. The dial-in telephone number for the conference call will be 1-888-208-1812. International participants may call +719-457-2654. Alteon’s Annual Meeting of Stockholders will be held at 9:00

A.M., local time, on June 29, 2005, at The Hanover Marriott, 1401 Route 10 East, Whippany, New Jersey 07981.

About Alteon
Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway.

Alteon’s lead compound alagebrium chloride (formerly ALT-711), the only A.G.E. Crosslink Breaker in advanced human testing, has demonstrated promising results in several Phase 2 trials and is being developed for systolic hypertension, heart failure and erectile dysfunction. Approximately 1,300 patients have been involved in alagebrium’s human clinical trials to date, of whom approximately 1,000 have received active compound. Clinical trials of alagebrium include the Phase 2b systolic hypertension study, SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium), the Phase 2a heart failure study, PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of ALagebrium), the Phase 2a study EMERALD (Evaluation of Alagebrium in Erectile Dysfunction in Diabetic Males on PDE5 Inhibitors), as well as a fourth study exploring mechanism of action in endothelial dysfunction.

In February 2005, Alteon voluntarily and temporarily suspended enrollment of new patients into the Company’s ongoing alagebrium clinical studies pending receipt of additional pre-clinical toxicity data. In May 2005, the Company announced encouraging interim results from these ongoing toxicity tests, and announced its intention to conduct an interim analysis of data from the SPECTRA trial; the results of both are expected approximately mid-year 2005. The Company expects that decisions regarding resumption of enrollment into each of the trials will be made at that time.

For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Alteon Inc.
Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Income:
Investment Income	$99,149	$37,366
Other Income	—	51,821

Total Income	99,149	89,187

Expenses:
Research and Development	3,641,100	2,684,135
General and Administrative	1,100,348	1,140,045

Total Expenses	4,741,448	3,824,180

Net Loss	(4,642,299)	(3,734,993)

Preferred Stock Dividends	1,071,578	995,853

Net Loss Applicable to Common Stockholders	$(5,713,877)	$(4,730,846)

Basic/Diluted Net Loss Per Share Applicable to Common Stockholders	$(0.10)	$(0.12)

Weighted Average Common Shares Used in Computing Basic/Diluted Net Loss Per Share Applicable to Common Stockholders	56,547,028	40,471,349

Selected Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2005	2004
Cash and Cash Equivalents	$15,415,788	$11,175,762

Total Assets	16,198,106	11,642,395

Accumulated Deficit	(211,426,527)	(205,712,650)

Total Stockholders’ Equity	14,002,623	9,046,920